Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-164690, 333-216668 and 333-251393) on Form S-3 and (Nos. 333-149858 and 333-191855) on Form S-8 of Hanmi Financial Corporation of our report dated March 1, 2019, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Hanmi Financial Corporation and subsidiaries for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10‑K of Hanmi Financial Corporation.

/s/ KPMG LLP

Los Angeles, California
March 1, 2021